FORM OF LETTER TO CLIENTS

ACORN ENERGY, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed

to Stockholders of Acorn Energy, Inc.

June __, 2019

To Our Clients:

This letter is being distributed to our clients who are holders of shares of common stock, par value $0.01 per share (“Common Stock”) of Acorn Energy, Inc. (the “Company”) as of 5:00 p.m., New York City time, on June 3, 2019 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) by the Company of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock of the Company. The Rights and underlying shares of Common Stock are described in the Prospectus dated June [__], 2019 (the “Prospectus”), a copy of which accompanies this letter.

The Company is offering an aggregate of up to 9,975,553 shares of Common Stock in the Rights Offering, as described in the Prospectus, at a subscription price of $0.24 per share (the “Subscription Price”).

The Rights will expire and cease to have any value if not exercised prior to 5:00 p.m., New York City time, on June 24, 2019 (the “Expiration Date”), unless the Rights Offering is extended.

As described in the accompanying Prospectus, each holder of shares of Common Stock of the Company as of 5:00 p.m., New York City time, on the Record Date (each, a “Recordholder”) will receive one Right for each share of Common Stock owned at such time, evidenced by a non-transferable subscription rights certificate (the “Rights Certificate”). Each Right entitles the holder thereof to subscribe for 0.312 shares of Common Stock at the Subscription Price. For example, if a Recordholder owned 1,000 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, the Recordholder would receive 1,000 Rights and would have the right to purchase 312 shares of Common Stock at the Subscription Price (for a total payment of $74.88).

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Right and the Oversubscription Privilege will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers no more than 9,975,553 shares of Common Stock in the Rights Offering.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Form of Beneficial Owner Election Form; and

3.	Instructions as to Use of Acorn Energy, Inc. Rights Certificates.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions from you as to whether you wish for us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form enclosed with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. All exercises of Rights are irrevocable.

Additional copies of the enclosed materials may be obtained from the D.F. King & Co., Inc., the Information Agent in connection with the Rights Offering. You may contact them directly with any questions or comments toll-free at 866-388-7535.